UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 25, 2006
(Date of earliest event reported)
Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 701-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

TABLE OF CONTENTS

Item 1.01. Entry Into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01 Entry Into a Material Definitive Agreement

On April 25, 2006, Herbert J. Lanese (“Mr. Lanese”), a director of Atlas Air Worldwide Holdings, Inc. (the “Company”), resigned as a member of the Board of Directors (“Board”) of the Company and certain of its subsidiaries (collectively, “Atlas”). Also on such date (the “Resignation Date”), Mr. Lanese executed an Agreement (the “Agreement”) governing the terms and conditions of his resignation.

Under the terms of the Agreement, Mr. Lanese will resign from Atlas’ Board as of the Resignation Date. On the Resignation Date, 5,000 restricted shares of the Company’s common stock (“Common Stock”) granted to Mr. Lanese which have not previously vested and were scheduled to vest as of the Company’s 2006 annual meeting of stockholders (the “2006 Annual Meeting”) will be immediately vested, and 1,500 restricted shares of the Company’s Common Stock granted to Mr. Lanese which have not previously vested and were scheduled to vest on July 27, 2006 (generally representing a pro rata portion of the restricted Common Stock that would have vested) will be immediately vested. Additionally, Mr. Lanese will receive his quarterly retainer and fees for all meetings for the Board and the Audit Committee held through the 2006 Annual Meeting and will be reimbursed for his attorney’s fees, up to a maximum of $25,000, incurred in connection with his resignation and the Agreement, among other things. Also, under the Agreement, Mr. Lanese and the Company agree to mutually release each other from any claims arising out of or based upon facts occurring prior to the date of the Agreement. Mr. Lanese also agrees not to disclose the Company’s confidential or proprietary information. Mr. Lanese and the Company agree not to disparage the other party and also not to sue the other party, generally, except with respect to any breach of the Agreement or to the extent such claim resulted from Mr. Lanese’s intentional or willful misconduct.

The Company will file the Agreement as an exhibit to its periodic report relating to the reporting period in which the Agreement was entered into by the parties.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 28, 2006, the Company issued a press release announcing that Mr. Lanese has resigned as a director and committee member of Atlas on the Resignation Date. A copy of the press release is being filed with this report as Exhibit 99.1.

Item 8.01 Other Events

Polar Air Cargo, Inc. ("Polar"), an indirect, wholly owned subsidiary of the Company, expects to cease flying its remaining six Boeing 747 Classic aircraft by mid-2006 and is evaluating potential opportunities regarding the sale or lease of these aircraft.

The anticipated reduction in the Polar fleet is consistent with the Company's strategy to phase out its older aircraft over time and is likely to result in the furlough of approximately 140 Polar crewmembers.

Any reduction in Polar's Classic fleet, however, is not be expected to have a material impact on Polar's current scheduled service network or reliability, since the aircraft are currently underutilized and are being used primarily for charter or supplemental flying.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of Atlas Air Worldwide Holdings, Inc., dated as of April 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated: April 28, 2006	By:	/s/ John W. Dietrich

Name: John W. Dietrich
Title: Senior Vice President,
General Counsel, Secretary and Chief
Human Resources Officer

EXHIBIT INDEX

99.1           Press Release of Atlas Air Worldwide Holdings, Inc., dated as of April 28, 2006.